===============================================================================




                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                            CURRENT REPORT PURSUANT
                         TO SECTION 13 OR 15(D) OF THE
                        SECURITIES EXCHANGE ACT OF 1934



      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): FEBRUARY 12, 2003



                          NEWFIELD EXPLORATION COMPANY
             (Exact Name of Registrant as Specified in Its Charter)


          DELAWARE                       1-12534                 72-1133047
(State or Other Jurisdiction    (Commission File Number)      (I.R.S. Employer
of Incorporation)                                            Identification No.)



                   363 N. SAM HOUSTON PARKWAY E., SUITE 2020
                              HOUSTON, TEXAS 77060
                    (Address of Principal Executive Offices)



                                 (281) 847-6000
              (Registrant's Telephone Number, Including Area Code)




===============================================================================

ITEM 5.    OTHER EVENTS

         On February 12, 2003, Newfield Exploration Company ("Newfield" or the "Company") announced its financial and operating results for the fourth quarter and full-year 2002. Set forth below is a portion of the press release.


         HOUSTON - (FEBRUARY 12, 2003) -- NEWFIELD EXPLORATION COMPANY (NYSE:NFX) today announced financial and operating results for the fourth quarter and full-year 2002. A 2003 capital spending budget of $450 million (excluding acquisitions) also was announced, as well as financial and operational guidance for the year. The Company will hold a conference call at 8:30 a.m. CST on Thursday, February 13, 2003. To participate in the call, please visit the Company's web site at www.newfld.com.

         Newfield also disclosed that it plans to hold an investor conference in Houston from 8 a.m. - 2 p.m. on March 19, 2003. Through the Company's website, slides will be available the day of the conference and a replay will be made available the next day.

HIGHLIGHTS INCLUDE:

     o Replaced 255% of 2002 production. Year-end proved reserves increased nearly 30% to 1.2 trillion cubic feet equivalent (Tcfe). Asset diversification continued, with about 54% of the Company's total reserves now located onshore, 44% in the Gulf of Mexico and 2% internationally.

     o Increased 2002 production volumes 5%. The Company met production targets in 2002 despite shutting in 4 Bcfe of production in the second half of the year due to storms in the Gulf of Mexico and voluntarily curtailing about 1 Bcf of natural gas production in February in response to low prices.

     o Acquired EEX Corporation, significantly increasing acreage and production in South Texas. The Company also gained an acreage base in deepwater Gulf of Mexico, a recently added focus area.

     o Reduced commodity price volatility in 2002 through hedging and captured $28.5 million in additional revenue.

     o Announced 2003 capital spending budget of $450 million, an increase of 34% over 2002. The program includes $200 million for exploration - a record level. Drilling plans include 25-35 wells in Gulf of Mexico (including 7-10 deep shelf wells and 2-3 deepwater wells), 45-50 wells onshore Gulf Coast, 40-50 wells in the Mid-Continent and one to three wells overseas.

     o Recent recognition: Newfield was nominated for the 2002 National Safe Award for Excellence (SAFE) by the Minerals Management Service for its operations in the Gulf of Mexico. The Company won this award in 1997 and was a finalist in 1998 and 2000. Newfield was also recognized in 2002 as "Best in Class" by the National Association of Petroleum Investment Analysts (NAPIA) for its corporate governance and disclosure practices.

FOURTH QUARTER 2002 FINANCIAL RESULTS
-------------------------------------
         For the fourth quarter of 2002, the Company reported net income of $34.3 million, or $0.69 per (all per share amounts are on a diluted basis), stated without the effect of a non-cash charge related to hedging transactions (SFAS 133) of $3.7 million ($2.4 million after-tax). Stated with the effect of the charge, net income was $31.9 million, or $0.65 per share. Revenues for the fourth quarter of 2002 were $199.5 million. Operating cash flow before changes in working capital in the fourth quarter of 2002 was $130.0 million.

         This compares to a net loss in the fourth quarter of 2001 of $39.1 million, or $0.89 per share. The 2001 results include a non-cash impairment charge of $106.0 million ($68.1 million after tax) and a non-cash gain related to SFAS 133 of $9.6 million ($6.2 million after-tax). Without the net effect of these items, net income in the fourth quarter of 2001 was $22.8 million, or $0.50 per share. Revenues for the fourth quarter of 2001 were $156.1 million. Operating cash flow before changes in working capital in the fourth quarter of 2001 was $111.1 million.

FOURTH QUARTER 2002 PRODUCTION
------------------------------
         Newfield's production in the fourth quarter of 2002 was 48.6 Bcfe, a 10% increase over 2001 production in the same period. Fourth quarter 2002 volumes reflect the shut-in of 2.5 Bcfe due to a storm in the Gulf of Mexico. Newfield closed its acquisition of EEX Corporation on November 26, 2002, which contributed approximately 4 Bcfe to fourth quarter production.

     The following tables detail production by country and average realized prices for the fourth quarters of 2002 and 2001.

                                                      4Q02         4Q01       % CHANGE
                                                      --------------------------------
United States
     Natural gas (Bcf)                                38.2         31.9           20%
     Oil and condensate production (MMBbls)           1.37         1.49          (8%)
Australia
     Oil and condensate liftings (MMBbls)            0.376        0.535         (30%)
Total Production (Bcfe)                               48.6         44.0           10%

FOURTH QUARTER AVERAGE REALIZED PRICES*
---------------------------------------
                                                      4Q02         4Q01       % CHANGE
                                                      --------------------------------
United States
     Natural gas (per Mcf)                           $3.98        $3.47           15%
     Oil and condensate (per Bbl)                   $26.21       $22.54           16%
Australia
     Oil and condensate liftings (per Bbl)          $28.12       $19.34           45%
Total per Mcfe                                       $4.08        $3.51           16%

-------------------------------------------------------------------------------
*Prices shown are net of transportation expense and after realized gains and losses from hedging. The Company has not entered into hedging transactions specifically relating to Australian production.

         Stated on a unit of production basis, Newfield's lease operating expense (LOE) in the fourth quarter of 2002 was flat with the same period of 2001 at $0.66 per Mcfe. Higher commodity prices contributed to significantly higher production taxes in the fourth quarter. Production taxes in the fourth quarter of 2002 (including resource rent tax in Australia) increased to $0.09 per Mcfe compared to $0.04 per Mcfe in the same period of 2001. DD&A expense, stated on a unit of production basis, in the fourth quarter of 2002 was $1.68 per Mcfe compared to $1.72 per Mcfe in the fourth quarter of 2001. DD&A during 2002 was slightly lower as a result of the ceiling test writedown in the fourth quarter of 2001. At year-end 2002, the Company's DD&A rate was $1.71 per Mcfe, which includes the effects of the EEX transaction under purchase accounting.

FULL-YEAR 2002 FINANCIAL RESULTS
--------------------------------
         For 2002, Newfield posted net income of $92.8 million, or $1.99 per share, stated before the effect of a non-cash charge related to SFAS 133 of $29.1 million ($18.9 million after-tax). Stated after the effect of the non-cash charge, net income for 2002 was $73.8 million, or $1.61 per share. Revenues in 2002 were $661.8 million, a 12% decrease from 2001 revenues. Operating cash flow before changes in working capital in 2002 was $412.6 million.

         For 2001, Newfield earned $119.0 million, or $2.56 per share, after a non-cash impairment charge of $106.0 million ($68.1 million after-tax), a non-cash gain and a cumulative effect of change in accounting principle related to the adoption of SFAS 133 of $20.0 million ($11.3 million after-tax). Without the net effect of these items, net income was $175.7 million, or $3.72 per share. Revenues in 2001 were $749.4 million. Operating cash flow before changes in working capital in 2001 was $526.8 million.

2002 PRODUCTION
---------------
         Production volumes in 2002 increased 5% over 2001 and totaled 184.1 Bcfe. Production was negatively impacted by two factors: About 4 Bcfe was shut-in in the second half of 2002 due to storms in the Gulf of Mexico, and, in February 2002, approximately 1 Bcf was curtailed in response to low gas prices.

                                                      2002         2001       % CHANGE
                                                      --------------------------------
United States
     Natural gas (Bcf)                               144.7        133.2           9%
     Oil and condensate production (MMBbls)            5.2          5.5         (5%)
Australia
     Oil and condensate liftings (MMBbls)             1.34         1.48         (9%)
Total Production (Bcfe)                              184.1        175.2           5%

2002 AVERAGE REALIZED PRICES*
                                                     2002          2001       % CHANGE
                                                     ------------------------------------------
United States
     Natural gas (per Mcf)                           $3.42        $4.32        (21%)
     Oil and condensate (per Bbl)                   $24.22       $24.01           1%
Australia
     Oil and condensate liftings (per Bbl)          $26.05       $23.96           9%
Total per Mcfe                                       $3.56        $4.25        (16%)

---------------------------------
*Prices shown net of transportation expense and after realized gains and losses from hedging. The Company has not entered into hedging transactions specifically relating to Australian production.

         Stated on a unit of production basis, Newfield's LOE in 2002 decreased to $0.57 per Mcfe compared to $0.59 per Mcfe in 2001. Production taxes in 2002, including resource rent tax in Australia, were $0.09 per Mcfe compared to $0.10 per Mcfe in 2001. DD&A expense in 2002 increased on a unit of production basis to $1.65 per Mcfe compared to $1.61 per Mcfe in the prior year. The increase in DD&A expense is primarily related to the cost of reserve additions and the acquisition of EEX in late 2002.

FINDING AND DEVELOPMENT COSTS
-----------------------------
         United States: Excluding the acquisition of EEX, Newfield added 181.2 Bcfe with its core domestic program, replacing 105% of 2002 production (excluding a 4 Bcfe contribution from EEX in late 2002). Total domestic investment was $308.8 million, including other acquisitions made primarily to capture drilling opportunities. U.S. finding and development costs for 2002 were $1.70 per Mcfe.

         "Our domestic finding and development costs were in line with our targets and well below last year," said Trice. "I am particularly pleased with the results posted by our Gulf of Mexico teams, which added substantial reserves below their targeted unit costs. Successful results from our deep shelf drilling program contributed to our lower unit costs."

         EEX Acquisition: Under purchase accounting, $571.5 million of the acquisition's total consideration was allocated to EEX's oil and gas properties. Of this amount, $88.5 million (16%) has been assigned to unproved properties, undeveloped leasehold (including 59 deepwater blocks and 29 shelf blocks associated with the deep exploratory concept known as Treasure Island) and fee minerals interests. As of closing, Newfield booked 287.8 Bcfe of proved reserves attributable to the EEX properties. During 2002, EEX's onshore drilling program was focused on developing proved undeveloped reserves rather than finding new reserves.

         International: Newfield invested $28 million in international operations in 2002, mainly in China and Australia where expenditures were related to appraisal of the 12-1 South Field in Bohai Bay and the Montara Field, offshore Australia. Neither of these projects has yet been sanctioned for development and, accordingly, no reserves have been booked for these properties.

RESERVE REPLACEMENT AND PROVED RESERVES
---------------------------------------
         During 2002, Newfield's worldwide reserve replacement was 255% of total production of 184.1 Bcfe. The Company's reserve replacement in 2001 was 242% of total production. 2002 marks the 13th consecutive year that Newfield has more than replaced annual production with proved reserves.

         At the end of 2002, Newfield had proved reserves of 1.2 Tcfe, which is net of the impact of U.S. property sales of approximately 16 Bcfe. Proved reserves at year-end 2002 increased nearly 30% over 2001 proved reserves of 936 Bcfe. At year-end 2002, Newfield's reserves were 81% natural gas compared to 77% natural gas at year-end 2001. Approximately 83% of the Company's domestic reserves are natural gas and 98% of the Company's total proved reserves are located in the U.S. Only 7% of Newfield's proved reserves are "proved undeveloped," among the lowest percentage in the industry.

CONSOLIDATED STATEMENT OF INCOME                                    FOR THE                            FOR THE
-------------------------------------------------------       THREE MONTHS ENDED                 TWELVE MONTHS ENDED
(UNAUDITED, IN 000'S, EXCEPT PER SHARE DATA)                      DECEMBER 31,                       DECEMBER 31,
                                                       ---------------------------------- -----------------------------------
                                                             2002             2001             2002               2001
                                                       ----------------- ---------------- ----------------  -----------------
OIL AND GAS REVENUES                                     $     199,490     $     156,073    $     661,750     $     749,405
                                                       ----------------- ---------------- ----------------  -----------------

OPERATING EXPENSES:
   Lease operating                                              32,036            29,103          105,860           102,922
   Production and other taxes                                    4,380             1,631           17,286            17,523
   Transportation                                                1,331             1,419            5,708             5,569
   Depreciation, depletion and amortization                     81,746            75,585          303,274           282,567
   Ceiling test write-down                                           -           106,011                -           106,011
   General and administrative                                   16,298             7,872           53,316            41,204
   Stock compensation                                              735               724            2,801             2,751
                                                       ----------------- ---------------- ----------------  -----------------
       TOTAL OPERATING EXPENSES                                136,526           222,345          488,245           558,547
                                                       ----------------- ---------------- ----------------  -----------------

INCOME (LOSS) FROM OPERATIONS                                   62,964           (66,272)         173,505           190,858

OTHER INCOME (EXPENSES):
   Interest expense                                            (13,158)           (7,339)         (34,555)          (27,859)
   Capitalized interest                                          2,286             2,383            8,839             8,891
   Dividends on preferred securities of
     Newfield Financial Trust I                                 (2,336)           (2,336)          (9,344)           (9,344)
   Unrealized commodity derivative income (expense)*            (3,670)            9,559          (29,147)           24,821
   Other                                                          (328)            2,535            1,587             3,993
                                                       ----------------- ---------------- ----------------  -----------------
                                                               (17,206)            4,802          (62,620)              502
                                                       ----------------- ---------------- ----------------  -----------------

INCOME (LOSS) BEFORE INCOME TAXES                               45,758           (61,470)         110,885           191,360
                                                       ----------------- ---------------- ----------------  -----------------

Income tax provision (benefit)                                  13,878           (22,360)          37,038            67,612
                                                       ----------------- ---------------- ----------------  -----------------

Cumulative effect of change in accounting principles*                -                 -                -            (4,794)
                                                       ----------------- ---------------- ----------------  -----------------

NET INCOME (LOSS)                                        $      31,880     $     (39,110)   $      73,847     $     118,954
                                                       ================= ================ ================  =================

EARNINGS (LOSS) PER SHARE:
   BASIC                                                 $       0.68      $      (0.89)    $       1.64      $       2.69
                                                       ================= ================ ================  =================

   DILUTED                                               $       0.65      $      (0.89)    $       1.61      $       2.56
                                                       ================= ================ ================  =================

WEIGHTED AVERAGE SHARES OUTSTANDING
     FOR BASIC EARNINGS (LOSS) PER SHARE                        47,227            44,018           45,096            44,258

WEIGHTED AVERAGE SHARES OUTSTANDING
     FOR DILUTED EARNINGS (LOSS) PER SHARE                      51,713            44,018**         49,589            48,894


PRODUCTION DATA                                                     FOR THE                            FOR THE
                                                              THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                                  DECEMBER 31,                       DECEMBER 31,
                                                       ---------------------------------- -----------------------------------
                                                             2002             2001             2002               2001
                                                       ----------------- ---------------- ----------------  -----------------
Average daily production:
     Oil and condensate (Bbls)                                  18,935            21,996           17,997            19,173
     Gas (Mcf)                                                   414.7             346.5            396.4             364.8

Average realized price:
     Oil and condensate (Bbls)                           $      26.63      $      21.70     $      24.60      $      24.00
     Gas (Mcf)                                           $       3.98      $       3.47     $       3.42      $       4.32

---------------
* Associated with SFAS 133.
** Absent a loss in this period, the outstanding shares would have been 48,552.

CONSOLIDATED BALANCE SHEET                            DECEMBER 31,        DECEMBER 31,
(UNAUDITED, IN THOUSANDS OF DOLLARS)                      2002                2001
                                                     ----------------   -----------------
ASSETS
Current assets:
   Cash & cash equivalents                             $      48,898      $      26,610
   Accounts receivable, oil and gas                          130,489             92,644
   Inventories                                                 7,910              7,332
   Commodity derivatives *                                     2,464             79,012
   Deferred taxes                                             12,801                  -
   Other current assets                                       36,074             25,006
                                                     ----------------   -----------------
       Total current assets                                  238,636            230,604
                                                     ----------------   -----------------

Oil and gas properties, net (full cost method)             2,010,005          1,408,579
Assets held for sale                                          35,000                  -
Furniture, fixtures and equipment, net                         8,030              6,807
Commodity derivatives *                                        4,439              7,409
Other assets                                                  19,452              9,972
                                                     ----------------   -----------------
                                                       $   2,315,562      $   1,663,371
                                                     ================   =================

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities                                    $     256,099      $     160,814
Commodity derivatives *                                       39,517              4,217
                                                     ----------------   -----------------
       Total current liabilities                             295,616            165,031
                                                     ----------------   -----------------

Other liabilities                                             16,976              6,288
Commodity derivatives *                                       10,610              1,813
Long-term debt                                               709,615            428,631
Deferred taxes                                               129,309            207,880
                                                     ----------------   -----------------
       Total long-term liabilities                           866,510            644,612
                                                     ----------------   -----------------

Company-obligated, mandatorily redeemable,
  convertible preferred securities of Newfield
  Financial Trust I                                          143,750            143,750
                                                     ----------------   -----------------
Minority Interest                                                455                  -
                                                     ----------------   -----------------

STOCKHOLDERS' EQUITY
   Common stock                                                  526                449
   Additional paid-in capital                                636,317            364,734
   Treasury stock                                            (26,213)           (25,794)
   Unearned compensation                                      (6,479)            (7,845)
   Accumulated other comprehensive income (loss)
     Foreign currency translation adjustment                  (3,888)            (8,918)
     Commodity derivatives *                                 (27,295)            24,936
   Retained earnings                                         436,263            362,416
                                                     ----------------   -----------------
     Total stockholders' equity                            1,009,231            709,978
                                                     ----------------   -----------------
     Total liabilities and stockholders' equity        $   2,315,562      $   1,663,371
                                                     ================   =================

---------------
* Associated with SFAS 133.

CONSOLIDATED STATEMENT OF                                         FOR THE                              FOR THE
CASH FLOWS                                                   THREE MONTHS ENDED                  TWELVE MONTHS ENDED
(UNAUDITED, IN THOUSANDS OF DOLLARS)                            DECEMBER 31,                         DECEMBER 31,
                                                     ----------------------------------- -------------------------------------
                                                          2002               2001               2002               2001
                                                     ----------------  ----------------- ------------------- -----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income (loss)                                   $      31,880     $     (39,110)    $      73,847       $     118,954
   Depreciation, depletion and amortization                   81,746            75,585           303,274             282,567
   Deferred taxes                                             11,927           (22,506)            3,515              36,505
   Stock compensation                                            735               724             2,801               2,751
   Unrealized commodity derivative *                           3,670            (9,559)           29,147             (24,821)
   Cumulative effect of change in
        accounting principle                                       -                 -                 -               4,794
   Ceiling test write-down                                         -           106,011                 -             106,011
                                                     ----------------  ----------------- ------------------- -----------------
                                                             129,958           111,145           412,584             526,761
   Changes in operating assets and liabilities               (21,862)          (71,864)           (9,125)            (24,389)
                                                     ----------------  ----------------- ------------------- -----------------
     NET CASH PROVIDED BY OPERATING ACTIVITIES               108,096            39,281           403,459             502,372
                                                     ----------------  ----------------- ------------------- -----------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Acquisition, net of cash acquired                        (204,411)                -          (204,411)           (264,089)
   Additions to oil and gas properties                       (77,459)          (79,804)         (311,045)           (497,610)
   Additions to furniture, fixtures and equipment               (408)             (655)           (2,657)             (4,123)
                                                     ----------------  ----------------- ------------------- -----------------
     NET CASH USED IN INVESTING ACTIVITIES                  (282,278)          (80,459)         (518,113)           (765,822)
                                                     ----------------  ----------------- ------------------- -----------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from borrowings                                  164,700           378,000           654,700           1,488,000
   Repayments of borrowings                                 (189,700)         (343,000)         (747,700)         (1,368,000)
   Deliveries under the gas sales obligation                  (1,672)                -            (1,672)                  -
   Proceeds from issuance of senior notes                    247,920                 -           247,920             174,879
   Proceeds from issuances of common stock, net                1,957             1,848             7,787               3,643
   Purchase of secured notes payable                         (23,586)                -           (23,586)                  -
   Purchases of treasury stock                                   (53)              (43)             (419)            (25,395)
                                                     ----------------  ----------------- ------------------- -----------------
     NET CASH PROVIDED BY FINANCING ACTIVITIES               199,566            36,805           137,030             273,127
                                                     ----------------  ----------------- ------------------- -----------------
Effect of exchange rate changes on cash
  and cash equivalents                                          (180)           (2,211)              (88)             (1,518)
                                                     ----------------  ----------------- ------------------- -----------------

Increase (decrease) in cash and cash equivalents              25,204            (6,584)           22,288               8,159
Cash and cash equivalents, beginning of period                23,694            33,194            26,610              18,451
                                                     ----------------  ----------------- ------------------- -----------------

Cash and cash equivalents, end of period               $      48,898     $      26,610     $      48,898       $      26,610
                                                     ================  ================= =================== =================

---------------
* Associated with SFAS 133.

ITEM 9.    REGULATION FD DISCLOSURE

         On February 12, 2003, Newfield issued a press release that contained 2003 planned capital spending, production estimates for the full-year 2003 and estimates for significant operating and financial data for the first quarter of 2003.

2003 PLANNED CAPITAL SPENDING
-----------------------------
         Newfield announced a 2003 capital budget of $450 million. The Company expects that approximately 55 - 60% of the budget will be invested in the Gulf of Mexico (including deepwater), 35 - 40% onshore U.S. and the balance on international projects.

         Trice said, "We announced an increased capital budget in 2003, which reflects the quality and depth of our inventory. Despite our higher budget, we estimate that cash flow will exceed the budget by $100 - 150 million, based on our current hedges and today's market prices. We should have the flexibility to pay down bank debt, repurchase some of our common stock or make a meaningful acquisition."

2003 ESTIMATES
--------------
         Below are production estimates for the full-year 2003 and estimates for significant operating and financial data for the first quarter of 2003. Although the Company believes the expectations reflected in this forward-looking information are reasonable, such expectations are based upon assumptions and anticipated results that are subject to numerous uncertainties. Please see the discussion regarding forward-looking information set forth below.

         2003 PRODUCTION Newfield expects its 2003 production to be in the range of 215 - 225 Bcfe, an increase of 17 - 22% over 2002 production of 184.1 Bcfe. Newfield's 2003 production forecast does not include any production that may result from exploration success. Approximately 80% of production is expected to be natural gas (166 - 184 Bcfe, or an average of 455 - 504 MMcf/d). Crude oil, including 1.1 - 1.3 MMBbls from Australia, should total 6.7 - 7.4 MMBbls, or an average of 18,400 - 20,400 BOPD in 2003.

         About 53% of Newfield's production in 2003 is expected to come from the Gulf of Mexico, its largest focus area. Approximately 32% of its total production in 2003 is expected to come from the onshore Gulf Coast region. The Mid-Continent region accounts for about 12% of expected 2003 production. About 3% of Newfield's production is expected to come from Australia, all of which is crude oil.

FIRST QUARTER 2003 ESTIMATES
----------------------------
         NATURAL GAS PRODUCTION AND PRICING Newfield's natural gas production in the first quarter of 2003 is expected to be 42 - 46 Bcf (462 - 510 MMcf/d). The price received by the Company for its natural gas production from the Gulf of Mexico and onshore Gulf Coast has typically tracked the Henry Hub Index. Gas from the Company's Mid-Continent properties has typically sold at a discount of $0.12 - $0.15 per Mcfe to Henry Hub. Hedging gains or losses will affect price realizations.

         CRUDE OIL PRODUCTION AND PRICING Consolidated oil production in the first quarter of 2003 is expected to be 1.7 - 1.9 million barrels (18,600 - 20,600 BOPD). Australian oil production during the first quarter is expected to be 325 - 360 thousand barrels (3,500 - 3,900 BOPD). The timing of liftings in Australia will impact reported production and revenues. The price the Company receives from its Gulf Coast production has typically averaged about $2 below the NYMEX WTI price. Oil production from the Mid-Continent has typically sold at a $1.00 - $1.50 per barrel discount to West Texas Intermediate (WTI). Australian crude oil sales are based on the Tapis Benchmark, which has historically been comparable to WTI. Hedging gains or losses will affect price realizations.

         LEASE OPERATING AND OTHER EXPENSES Newfield's LOE is expected to be $32 - $35 million ($0.59 - $0.65 per Mcfe) in the first quarter of 2003. The Company's domestic LOE is expected to be $28 - $31 million ($0.52 - $0.58 per
Mcfe). Production taxes in the first quarter of 2003 (including resource rent tax in Australia) is expected to be $14 - $16 million ($0.26 - $0.28 per Mcfe). Higher LOE in the first quarter relates to non-recurring expenses, primarily workovers, scheduled for the first quarter. LOE varies and is subject to impact from, among other things, production volumes and commodity pricing, tax rates, service costs, the costs of goods and materials and workover activities.

         GENERAL AND ADMINISTRATIVE EXPENSE Newfield's G&A expense for the first quarter of 2003 is expected to be $14 - $18 million ($0.25 - $0.32 per Mcfe) including stock and incentive compensation, which depends largely on Newfield's net income.

         INTEREST EXPENSE The non-capitalized portion of the Company's interest expense for the first quarter of 2003 is expected to be $12 - $13 million ($0.22 - $0.24 per Mcfe), including a $2.3 million payment on its convertible trust preferred securities. Current borrowings under the Company's bank facilities are $36 million. The remainder of long-term debt consists of three separate issuances of senior notes that in the aggregate total $575 million. Capitalized interest for the first quarter of 2003 is expected to be about $2 - $3 million.

         INCOME TAXES Including both current and deferred taxes, the Company expects its consolidated income tax rate in the first quarter of 2003 to be about 35 - 38%. About 40% of the tax provision is expected to be deferred.

         The Company provides information regarding its outstanding hedging positions in its annual report and quarterly reports filed with the SEC and in its electronic publication -- @NFX. This publication can be found on the Company's web page at http://www.newfld.com. Through the web page, interested persons may elect to receive @NFX through e-mail distribution.


FORWARD-LOOKING INFORMATION

         Certain of the statements set forth in this release regarding estimated or anticipated 2003 results, capital spending and activity levels and production forecasts are forward-looking and based upon assumptions and anticipated results that are subject to numerous uncertainties. Actual results may vary significantly from those anticipated due to many factors, including drilling results, oil and gas prices, industry conditions, the prices of goods and services, the availability of drilling rigs and other support services and the availability of capital resources, labor conditions and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2001. In addition, the drilling of oil and gas wells and the production of hydrocarbons are subject to governmental regulations and operating risks.


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
                                   SIGNATURES


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

                                            NEWFIELD EXPLORATION COMPANY



Date:  February 13, 2003                    By:   /s/ BRIAN L. RICKMERS
                                                  -----------------------------
                                                  Brian L. Rickmers
                                                  Controller

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